Exhibit 4.1
DESCRIPTION OF SECURITIES Ex
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following summary describes the securities of AGCO Corporation (“AGCO”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK
The following description of our common stock is based on our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-Laws (“By-Laws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and By-Laws below. The summary is not complete and is subject to, and is qualified in its entirety by, our Certificate of Incorporation and our By-laws, each of which is filed as an exhibit to our Annual Report on Form 10-K, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). You should read our Certificate of Incorporation, By-Laws, and the applicable provision of the DGCL for additional information. For purposes of this description, references to “AGCO,” “we,” “our,” and “us” refer to AGCO and its subsidiaries.

Authorized Capitalization

Our authorized capitalization consists of 150,000,000 shares of common stock, having a par value of $.01 per share, and 1,000,000 shares of preferred stock, having a par value of $.01 per share.

As of February 22, 2021, there were 75,220,142 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights. Each share of common stock entitles its holder to one vote per share. Cumulative voting is not permitted. Our By-Laws provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. For other matters, our By-Laws provide when a quorum is present at any meeting, a majority of the votes cast, excluding abstentions and broker (and similar) non-votes, shall decide any question brought before such meeting unless the question is one upon which a different vote is required by express provision of the DGCL, federal law, the Certificate of Incorporation or the By-Laws, or, to the extent permitted by DGCL, our board of directors (our “Board”) has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Dividend Rights. Subject to any preferential dividend rights of outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of a liquidations, dissolution of winding up of AGCO, the holders of common stock are entitled to receive ratably the net assets of AGCO available for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Fully Paid and Nonassessable. The outstanding shares of our common stock are fully paid and nonassessable.

Other Matters. Holders of our common stock have no preemptive, subscription, redemption or conversion rights and there is no sinking fund provisions applicable to our common stock.

Listing and Transfer Agent. Our common stock is listed for trading on the New York Stock Exchange under the symbol “AGCO.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-Takeover Provisions. Certain provisions in our Certificate of Incorporation, By-Laws and the DGCL may have the effect of delaying, deferring or discouraging another party from acquiring us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

    Advance Notice of Stockholder Proposals or Nominations. Company stockholders wishing to nominate a director or propose other action at an annual meeting must give advance written notice of such nomination or proposal not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    Delaware General Corporation Law. As a Delaware corporation, we are subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.
    No Action in Writing. Any action required or permitted to be taken by the stockholders of AGCO must be effect at an annual or special meeting of stockholders of AGCO and may not be effected by any consent in writing by such stockholders.

    Preferred Stock. Our Certificate of Incorporation authorizes our Board to issue preferred stock in one or more classes or series and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at any such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such time, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of AGCO at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Our authorized preferred stock consists of 1,000,000 shares of preferred stock, par value $.01 per share, with 300,000 shares designed as a series of junior preferred stock, par value $.01 per share. Issuance of preferred stock in the future could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock.

    Special Meetings. A special meeting of stockholders may be called at any time only by order of our Board or the executive committee.